                                  EXHIBIT 12.1
                    STATEMENT REGARDING CALCULATION OF RATIOS


                                                                                    YEAR ENDED DECEMBER 31,
                                                                    -------------------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES:                                  2000        1999        1998        1997         1996
                                                                                       ($ in millions)
Earnings (loss) before income taxes ..........................      $181.9      $154.7      $ 46.6      $(251.9)     $111.5

Add:
     Interest Expense ........................................        71.9        73.8        87.8        29.4         18.1
     Portion of rents representative of interest factor ......        24.4        23.4        17.9        10.6          9.9
                                                                     -----       -----       -----       ------       -----
     Earnings (loss) as adjusted .............................       278.2       251.9       152.3       (211.9)      139.5

Fixed charges:
     Interest Expense ........................................        71.9        73.8        87.8        29.4         18.1
     Portion of rents representative of interest factor ......        24.4        23.4        17.9        10.6          9.9
                                                                     -----       -----       -----       ------       -----

     Total fixed charges .....................................        96.3        97.2       105.7        40.0         28.0

RATIO OF EARNINGS TO FIXED CHARGES ...........................         2.9X        2.6X        1.4X         --          5.0X

Earnings were inadequate to cover fixed charges for the year ended December 31, 1997. The coverage deficiency was $251.9 million.